Exhibit 23.7

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to our audit of NS World Co. Ltd.'s financial statements as of December 31, 2025 and for the year then ended that appears in this Amendment No. 2 to Form 8-K of Evolution Metals & Technologies Corp. Our report contained explanatory paragraphs regarding substantial doubt about NS World Co. Ltd.'s ability to continue as a going concern and regarding related party transactions.

/s/ UHY LLP

New York, New York

March 31, 2026